Exhibit 5.1

May 26, 2021

Vimeo, Inc.

555 West 18th Street

New York, NY 10011

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-8 (the “Registration Statement”) by Vimeo, Inc., a Delaware corporation formerly known as Vimeo Holdings, Inc. (the “Registrant”) under the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of 30,445,338 shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”) under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan (the “Plan”).

I have acted as counsel to Registrant in connection with certain matters relating to the Plan and the registration of the Shares. I have reviewed such corporate proceedings relating thereto and have examined such records, certificates and other documents and considered such questions of law as I have deemed necessary in giving this opinion, including:

(i)    Registrant’s Amended and Restated Certificate of Incorporation, as of May 25, 2021;

(ii)   Registrant’s Amended and Restated By-laws, as of May 25, 2021;

(iii)  a copy of the Plan; and

(iv)  the Registration Statement.

In examining the foregoing documents, I have assumed all signatures are genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals, that the representations and statements included therein are accurate and that there will be no changes in applicable law between the date of this opinion and the dates on which the Shares are issued or delivered pursuant to the Registration Statement. I have relied as to certain matters on information obtained from public officials, officers of Registrant and other sources I believe to be responsible.

Based on the foregoing, it is my opinion that the Shares will be, upon issuance and delivery pursuant to the terms and conditions of the Plan and as set forth in the Registration Statement, legally issued, fully paid and non-assessable.

Registrant is a Delaware corporation, and while I am not engaged in the practice of law in the State of Delaware, I am generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as I considered necessary to render this opinion. I am a member of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Michael A. Cheah
Michael A. Cheah
General Counsel & Secretary